EXHIBIT 16


Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Re:      Brunswick Technologies, Inc.

Ladies and Gentlemen:

         We have read the paragraph entitled "Changes in Accountants" in this Form S-1 Registration Statement for Brunswick Technologies, Inc. concerning a change in certifying accountants and agree with the statements made by the registrant in connection therewith.


Sincerely,

/s/KPMG Peat Marwick LLP
KPMG PEAT MARWICK LLP

Boston, Massachusetts